Exhibit 99.2

WWW . DAKOTAPLAINS . COM NYSE MKT: DAKP B UYOUT OF J OINT V ENTURES T O C ONTROL O UR F UTURE D ECEMBER 8, 2014

F ORWARD L OOKING S TATEMENTS Statements made by representatives of Dakota Plains Holdings, Inc . (“Dakota Plains” or the “Company”) during the course of this presentation that are not historical facts, are forward - looking statements . These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate . Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward - looking statements . These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third - party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward - looking statements . Dakota Plains undertakes no obligation to publicly update any forward - looking statements, whether as a result of new information or future events . 2

Transforming the Business Acquired partner’s 50% share of oil transloading JV, 50% share of sand transloading JV, and 50% share of oil marketing JV Secured indemnity for third party claims related to Lac Megantic Refinanced existing debt Divested 50% share of trucking JV Own 100% of the business, Pioneer Terminal and land Terminates under - performing JVs Removes direct commodity risk Mitigates Lac Megantic exposure Reduces cost of debt Refocuses business on fee - based, term contracts Frac Sand Logistics Crude Oil Storage & Logistics Our current Fee - based Services: 3 Inbound Outbound

Transaction Details » Signed Definitive Agreement and closed on December 8, 2014 » Acquisition of: □ 50% share of DPTS (oil transloading) □ 50% share DPTS Sand (sand transloading) □ 50% share of DPTS Marketing (oil marketing) » Total consideration: □ Payment of $43m cash □ Future contingent payments at $0.225 per barrel on up to 80,000 bpd through 2026 (remainder of former JV term) » Funded with $57.5m credit facility provided by SunTrust Bank » Refinanced $7.7 m in Senior Unsecured Promissory Notes and $6.4m in debt related to the construction of the Pioneer Terminal » Indemnification agreement mitigates DAKP’s contingent liability for Lac Megantic incident » Received $8.9m in cash distribution from the JVs » Former JV partner becomes a tenant at Pioneer Terminal with 15k bpd throughput contract » Retained rail car fleet. 4

Corporate Structure 5 Dakota Plains Holdings, Inc . 100% Dakota Plains Marketing, LLC 100% DPTS Marketing, LLC Dakota Plains Transloading , LLC 100% 100% Dakota Petroleum Transport Solutions, LLC Dakota Plains Sand, LLC 100% 100% DPTS Sand, LLC

Going Forward x Business and ownership structure is greatly simplified x Results in 100% ownership of Pioneer Terminal for outbound crude oil storage & logistics and inbound frac sand logistics, with rail - car fleet as enabler x Contingent liability exposure to Lac Megantic is effectively mitigated x Direct commodity trading risk is eliminated x Refinancing significantly reduces our weighted average cost of debt x DAKP management focused on increasing the throughput at Pioneer via long - term, fee - based contracts, and on completing the construction of our storage tank expansion. 6